Exhibit 10.1
TERMINATION AGREEMENT
This Agreement is made and entered into effective as of the 1st day of September, 2011 by and between Delta Petroleum Corporation, a Delaware corporation (“Delta”), and Amber Resources Company of Colorado, a Delaware corporation (“Amber”).
WHERAEAS, Delta and Amber are parties to that certain Agreement executed effective October 1, 1998 providing, in essence, that subsequent to October 1, 1998 all management-related and general and administrative costs of Amber and Delta, except direct costs for LOE’s, royalties, and similar company specific items, shall be borne by Delta and for which Amber shall pay Delta $25,000 on a quarterly basis (the “Management Agreement”); and
WHEREAS, Delta and Amber wish to terminate the Management Agreement effective September 1, 2011;
NOW, THEREFORE, in consideration of the facts and the mutual covenants recited herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Management Agreement is hereby terminated in its entirety effective September 1, 2011 and shall be of no further force or effect.
IN WITNESS WHEREOF, Delta and Amber have executed this Agreement to be effective as of the date first above written.

Delta Petroleum Corporation

By:	Kevin K. Nanke, Chief Financial Officer

Amber Resources Company of Colorado

By:	Kevin K. Nanke, Chief Financial Officer